EXHIBIT 10.1

EXECUTION COPY

PURCHASE AND SALE OF OBLIGATION AGREEMENT

May 24, 2005

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PURCHASE AND SALE OF OBLIGATION AGREEMENT

          This PURCHASE AND SALE OF OBLIGATION AGREEMENT (the "Agreement") is made and entered into as of May 24, 2005, by and among Symphony House Berhad, a company incorporated in Malaysia ("Symphony House"), and Vsource, Inc., a company incorporated in Delaware, U.S.A. ("Vsource").

RECITALS

          WHEREAS, Vsource is owed the sum of United States Dollars One Million Seven Hundred and Thirty Nine Thousand (US$1,739,000.00) (the "Obligation") by Vsource Asia Berhad, being advances made by Vsource to Vsource Asia Berhad, a company incorporated in Malaysia ("Vsource Asia"), to fund their working capital requirements.

          WHEREAS, Vsource desires to sell, and Symphony House desires to purchase, all rights and interests in the Obligation on the terms and conditions set forth herein.

          WHEREAS, Symphony House is the registered holder and beneficial owner of the warrant (the "Warrant") dated November 25, 2004 conferring the rights to purchase 1,000,000 (one million) shares of common stock, par value $0.01 per share ("Common Stock"), of Vsource at a per share of Common Stock exercise price of $0.01.

          WHEREAS, as part of the consideration of the sale of the Obligation by Vsource to Symphony House, Symphony House will transfer all right, title and interest in the Warrant to Vsource.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AGREEMENT TO SELL AND PURCHASE THE OBLIGATION

          1.1     Sale and Purchase of Obligation. Subject to the terms of this Agreement, at the Closing (as defined below):

                    (a)     Vsource shall sell, and Symphony House shall purchase, free from all liens, charges, encumbrances and other prior third party claims and together with all rights and interest in the Obligation; provided, however, that Vsource is not making any representation hereunder with regard to any claim by Vsource Asia with regard to the Obligation.

          1.2     Purchase Consideration. At the Closing, Symphony House shall (i) pay Vsource a net purchase price of United States Dollars Eight Hundred and Four Thousand and Two Hundred and Fifty (US$804,250.00) (the "Purchase Price") and (ii) transfer to Vsource all

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right, title and interest in and to the Warrant to Vsource by delivering to Vsource the Warrant for its cancellation (together with the Purchase Price, the "Purchase Consideration").

2.	CLOSING, DELIVERY AND PAYMENT

          2.1     Closing. The closing of the sale and purchase of Obligation under this Agreement (the "Closing") shall take place on June 14, 2005, being fourteen (14) business days from the date of this Agreement, or such other date as may be mutually agreed to by the Parties (such date is hereinafter referred to as the "Closing Date"). At the Closing, Vsource shall transfer to Symphony House all right, title and interest in and to the Obligation.

          2.2     Payment and Delivery. The Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds to a bank account designated by Vsource and the delivery of the Warrant (duly endorsed in favor of Vsource).

3.	REPRESENTATIONS AND WARRANTIES OF SYMPHONY HOUSE

          Symphony House represents and warrants to Vsource, as of the date hereof and as of the Closing Date, the following:

          3.1     Beneficial Owner. Symphony House is theregistered holder and beneficial owner of the Warrant.

          3.2          No Encumbrances. To the best of its knowledge and belief, the Warrant held by Symphony House is not subject to any claims, charges, liens or encumbrances.

          3.3     Authorization. Symphony House has the full right, power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate documentation or action required to be taken by Symphony House in order to execute, deliver and perform its obligations under this Agreement, has been taken by it, and, this Agreement when executed and delivered by Symphony House will constitute a valid and binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          3.4 Compliance with Other Instruments. Neither the execution, delivery or performance of this Agreement by Symphony House nor the compliance by Symphony House with any of the provisions hereof including the disposal of the Warrant to Vsource will (i) constitute or result in a breach or violation by Symphony House of its articles of association or other constituent documents, (ii) constitute or result in a violation by Symphony House of any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority, (iii) constitute or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease license, contract, agreement or other instrument or obligation to which Symphony House is a party or by which it or any of its respective properties or assets may be

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bound or (iv) require any filing with, or permit, authorization, consent or approval of, any governmental authority by Symphony House except as required under Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); except, in the case of subclause (iii), for violations, breaches and defaults that, individually and in the aggregate, would not materially impair the ability of Symphony House to perform its obligations hereunder.

          3.5     Bankruptcy/Insolvency/Reorganization/Moratorium. During the past five years, (1) no court has entered a decree or order for (A) relief in respect of it in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets or (C) the winding up or liquidation of its affairs and, if so, in each case, such decree or order is stayed and no longer in effect; and (2) it has not been insolvent and has not (A) commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, (B) consented to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets or (C) effected any general assignment for the benefit of its creditors. Symphony House is not currently undergoing a reorganization of capital or shareholding nor is there a moratorium on the disposal of the Warrant.

          3.6     Purchase of Obligation. Symphony House is a sophisticated purchaser with respect to the Obligation, is the majority shareholder of Vsource Asia, has adequate information concerning the business and financial condition of Vsource Asia to make an informed decision regarding the purchase of the Obligation, and has independently and without reliance upon Vsource made its own analysis and decision to enter into this Agreement. Symphony House acknowledges that (a) Vsource has not made any representation or warranty of any type regarding the collectability of the Obligation, (b)Vsource has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and (c) the assignment and transfer of the Obligation by Vsource to Symphony House is irrevocable, and that Symphony House shall have no recourse against Vsource related thereto except with respect to remedies expressly provided hereunder for breaches of the representation and warranties expressly set forth in this Agreement.

          3.7     Vsource Information. Symphony House acknowledges and agrees solely in connection with the execution of this Agreement and the transaction contemplated hereunder that (a) Vsource may possess material non-public information with respect to Vsource and its operations which has not been disclosed to Symphony House ("Vsource Information"), (b) Symphony House has not requested any Vsource Information, (c) Vsource shall have no liability to Symphony House with respect to the non-disclosure of any Vsource Information, and Symphony House hereby waives any claim Symphony House has related thereto and releases Vsource therefrom, and (d) Vsource has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

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4.	REPRESENTATIONS AND WARRANTIES OF VSOURCE

          Vsource represents and warrants, as of the date hereof and as of the Closing Date, the following:

          4.1     No Other Sale or Transfer. No rights or interests in the Obligation have been sold, disposed of or otherwise transferred by Vsource.

          4.2     Authorization. Vsource has the full right, power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate documentation or action required to be taken by it in order to execute, deliver and perform its obligations under this Agreement, has been taken by it, and, this Agreement when executed and delivered by it will constitute a valid and binding obligation of Vsource, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          4.3     Compliance with Other Instruments. Neither the execution, delivery or performance of this Agreement by Vsource nor the compliance by Vsource with any of the provisions hereof including the sale of the Obligation will (i) constitute or result in a breach or violation by Vsource of its articles of association or other constituent documents, (ii) constitute or result in a violation by Vsource of any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority, (iii) constitute or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease license, contract, agreement or other instrument or obligation to which Vsource is a party or by which it or any of its respective properties or assets may be bound or (iv) require any filing with, or permit, authorization, consent or approval of, any governmental authority by Vsource except any required filings under the Exchange Act, including a current report on Form 8-K; except, in the case of subclause (iii), for violations, breaches and defaults that, individually and in the aggregate, would not materially impair the ability of Vsource to perform its obligations hereunder.

          4.4     Bankruptcy/Insolvency/Reorganization/Moratorium. During the past five years, (1) no court has entered a decree or order for (A) relief in respect of it in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets or (C) the winding up or liquidation of its affairs and, if so, in each case, such decree or order is stayed and no longer in effect; and (2) it has not been insolvent and has not (A) commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, (B) consented to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets or (C) effected any general assignment for the benefit of its creditors. Vsource is not currently

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undergoing a reorganization of capital or shareholding nor is there a moratorium on the disposal of the Obligation by Vsource.

          4.5     Advances Vsource hereby represents and warrants that the Obligation consists entirely of advances made by Vsource to Vsource Asia Berhad prior to November 24, 2004, to fund the working capital requirements of Vsource Asia Berhad.

          4.6     Disposal of Obligation. The Obligation is not subjected to any prior claim or interest by any third party (other than Symphony House) conferred by Vsource; provided, however, that Vsource is not making any representation hereunder with regard to any claim by Vsource Asia with regard to the Obligation.

          4.7     Symphony House Information. Vsource acknowledges and agrees solely in connection with the execution of this Agreement and the transaction contemplated hereunder that (a) Symphony House may possess material non-public information with respect to Vsource Asia or its operations which has not been disclosed to Vsource ("Symphony Information"), (b) Vsource has not requested any Symphony Information other than the Vsource Asia balance sheet for the year ended January 31, 2005 (the "Vsource Asia Balance Sheet"), (c) Symphony House shall have no liability to Vsource with respect to the non-disclosure of any Symphony Information other than the Vsource Asia Balance Sheet, and Vsource hereby waives any claim Vsource may have related thereto and releases Symphony House therefrom, (d)  Symphony House has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and (e) Symphony House does not make any representation or warranty as to the fair value of the Warrants nor whether the Warrant may be exercisable during the Exercise Period, notwithstanding any facts or circumstances to the contrary.

          4.8     Delaware General Corporation Law Section 271. The transaction contemplated hereunder is not subject to Section 271 of the Delaware General Corporation Law and shareholder approval is not required in connection with the execution of this Agreement and the consummation of the transactions contemplated hereunder.

5.	CONDITIONS TO CLOSING

          5.1     Conditions to Symphony House's Obligations at the Closing. Symphony House's obligations to purchase the Obligation and deliver the Purchase Consideration at the Closing are subject to the condition that all representations and warranties and other statements of Vsource herein are, at and as of such Closing Date, true and correct, and the condition that Vsource shall have performed all of its obligations to be performed hereunder, and satisfaction, on or prior to the Closing Date, of the following additional conditions set out in Section 5.1 herein:

          (a)     No Stop Order or Other Bar. At the Closing Date, the completion of the transaction contemplated by this Agreement will not be prohibited by any law or regulation of the United States or Malaysia, and no stop order or other bar suspending the completion of the transaction contemplated by this Agreement shall have been issued by the United States Securities and Exchange Commission (the "Commission") or the regulatory authorities of any

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state of the United States or Malaysia, and no proceedings for that purpose shall have been initiated or pending, or shall be threatened, or to the knowledge of the parties, contemplated by the Commission or the regulatory authorities of any state of the United States or Malaysia.

          (b)     Consents and Approvals. All regulatory, governmental, administrative, and other third party consents or approvals necessary for the consummation of the transaction contemplated hereunder shall have been obtained by Vsource and Symphony House.

          5.2     Conditions to Obligations of Vsource. Vsource's obligation to sell the Obligation at the Closing is subject to the condition that all representations and warranties and other statements of Symphony House herein are, at and as of such Closing Date, true and correct, and the condition that Symphony House shall have performed all of its obligations to be performed hereunder, and satisfaction, on or prior to Closing Date of the following condition set out in Section 5.2 herein:

          (a)     No Stop Order or Other Bar. At the Closing Date, the completion of the transaction contemplated by this Agreement will not be prohibited by any law or regulation of the United States or Malaysia, and no stop order or other bar suspending the completion of the transaction contemplated by this Agreement shall have been issued by Commission or the regulatory authorities of any state of the United States or Malaysia, and no proceedings for that purpose shall have been initiated or pending, or shall be threatened, or to the knowledge of the parties, contemplated by the Commission or the regulatory authorities of any state of the United States or Malaysia.

          (b)     Consents and Approvals. All regulatory, governmental, administrative, and other third party consents or approvals necessary for the consummation of the transaction contemplated hereunder shall have been obtained by Vsource and Symphony House.

6.	INDEMNITY

          6.1     By Vsource. Vsource agrees it shall indemnify and hold Symphony House harmless from and against all losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include but not be limited to, all reasonable costs of defense and investigation and all attorneys' fees), to which Symphony House may become subject as a result of Vsource's breach of obligations hereunder, under the United States Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder, the Exchange Act, and any rules or regulations promulgated thereunder, or any state law or regulation, or common law, arising out of, related to or in any way attributable to Vsource's sale of the Obligation including, but not limited to, investigations, proceedings, claims or actions and expenses, losses, damages or liabilities (or actions in respect thereof) but in any case only to the extent that arise directly out of, or are based upon any breach of, any representation, warranty, agreement or covenant of Vsource contained herein. Upon written request, Vsource agrees to reimburse Symphony House for any legal or other expenses reasonably incurred in connection with investigating or defending any such investigations, proceedings, claims or actions, as such expenses or other costs are incurred. Symphony House may select its own counsel at its absolute discretion. Notwithstanding any of the foregoing, the liability of Vsource pursuant to this Section 6 shall not

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exceed United States Dollars Eight Hundred and Four Thousand and Two Hundred and Fifty (US$804,250.00).

          6.2     By Symphony House. Symphony House agrees it shall indemnify and hold Vsource harmless from and against all losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include but not be limited to, all reasonable costs of defense and investigation and all attorneys' fees), to which Vsource may become subject as a result of Symphony House's breach of obligations hereunder, under the United States Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder, the Exchange Act, and any rules or regulations promulgated thereunder, or any state law or regulation, or common law, arising out of, related to or in any way attributable to Symphony House's purchase of the Obligation including, but not limited to, investigations, proceedings, claims or actions and expenses, losses, damages or liabilities (or actions in respect thereof) but in any case only to the extent that arise directly out of, or are based upon any breach of, any representation, warranty, agreement or covenant of Symphony House contained herein. Upon written request, Symphony House agrees to reimburse Vsource for any legal or other expenses reasonably incurred in connection with investigating or defending any such investigations, proceedings, claims or actions, as such expenses or other costs are incurred. Vsource may select its own counsel at its absolute discretion. Notwithstanding any of the foregoing, the liability of Symphony House pursuant to this Section 6 shall not exceed United States Dollars Eight Hundred and Four Thousand and Two Hundred and Fifty (US$804,250.00)

7.	MISCELLANEOUS

          7.1     Governing Law. This Agreement shall be governed in all respects by the laws of the state of New York.

          7.2     Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transaction contemplated hereby.

          7.3     Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          7.4     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

          7.5     Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          7.6     Amendment and Waiver. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the parties hereto.

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          7.7     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

          7.8     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses as set forth below or at such other address as Symphony House or Vsource may designate by five (5) days advance written notice to the other parties hereto.

If to Symphony House:
Symphony House Berhad
Attn:	Abdul Hamid Sh Mohamed
Address:	Level 17, Menara Milenium Jalan Damanlela, Pusat Bandar Damansara 50490, Kuala Lumpur Malaysia
Facsimile:	+603-2711 8770
If to Vsource:
Vsource, Inc.
Attn:	Chief Executive Officer Address: 7855 Ivanhoe Avenue Suite 200 La Jolla, CA 92037 U.S.A.
Facsimile:	+858.456.4878

          7.9     Expenses. Each of the parties shall bear its own expenses and legal fees incurred on its own behalf with respect to this Agreement and the transaction contemplated hereby.

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          7.10     Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          7.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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          IN WITNESS WHEREOF, the parties hereto have executed this PURCHASE AND SALE OF OBLIGATION AGREEMENT as of the date set forth in the first paragraph hereof.

SYMPHONY HOUSE BERHAD
a Malaysian corporation

Signature:	/s/ Abdul Hamid Sh Mohamed
Print Name:	Abdul Hamid Sh Mohamed
Title:	Executive Director

VSOURCE, INC.
a Delaware corporation

Signature:	/s/ Dennis M. Smith
Print Name:	Dennis M. Smith
Title:	Chief Executive Officer